Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Leafly Holdings, Inc. on Form S-8 of our report dated March 31, 2022, with respect to the audits of the consolidated financial statements of Leafly Holdings, Inc. as of December 31, 2021 and 2020 and for the years then ended appearing in Exhibit 99.1 to the Form 8-K/A of Leafly Holdings, Inc. filed on March 31, 2022.
/s/ Marcum LLP
San Jose, CA
April 15, 2022